Exhibit 10.2

Description of the Management Bonus Plan

Annual incentive pay in the form of a cash bonus is paid to executive officers (other than the Chief Executive Officer) of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) to recognize achievement of financial targets on the overall corporate level and other qualitative factors of the Executive Management Bonus Plan.

Annually, a bonus pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The bonus pool is funded at target if Cullen/Frost’s financial performance meets budget. The bonus pool is funded at a level below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budget must be achieved before the bonus pool is funded, and no bonus payments are made unless Cullen/Frost attains this minimum threshold. Additional bonus dollars may be generated if Cullen/Frost achieves financial performance above budget.

The Compensation and Benefits Committee (the “Committee”) of the Board of Directors approves the corporate and individual objectives as well as individual payment targets, which are expressed as a percentage of a participant’s base salary earnings for the year. There is not a stated cap on this plan. No specific weighting is targeted for annual incentive pay as a percentage of a participant’s total compensation.

The individual targets are not formula driven. For executive officers participating in the Executive Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Cullen/Frost’s compensation consultant, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the fall meeting of the Committee and altered as deemed appropriate.

The primary criteria for bonus payments for executive officers typically include:

•	Performance versus budget for the Cullen/Frost;

•	Contribution to the teamwork, leadership and other qualitative factors contributing to the success of the company; and

•	Other factors, which may include consideration of any extenuating circumstances that contribute to individual performance.

Payment amounts for the participants are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual bonus payments for participants, the Chief Executive Officer discusses these issues with Cullen/Frost’s compensation consultant. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.